CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                       OF
                       COMMUNITY HOME MORTGAGE CORPORATION

                Under Section 805 of the Business Corporation Law

         WE, THE UNDERSIGNED, Ira Silverman and Daniel Silverman, being the president and the secretary respectively of Community Home Mortgage Corporation, hereby certify:

         1. The name of the corporation is Community Home Mortgage Corporation. The name under which the corporation was formed is Esquire Funding Group, Inc.

         2. The certificate of incorporation of said corporation was filed in the Department of State on the 12th day of December, 1988.

         3. The certificate of incorporation is hereby amended by the addition of the following provision fixing the number, designation, relative rights, preferences, and limitations of 40 shares of Series B Preferred Stock, as fixed by the board pursuant to authority vested in it by the certificate of incorporation, to wit:

                  (a) Priority in Liquidation. (i) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series B Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of $25,000 in cash, for each share of Series B Preferred Stock, before any distribution shall be made to the holders of any common stock of the Corporation, and before any distribution shall be made to the holders of any Series A Preferred Stock of the Corporation. After such payment shall have been made in full to the holders of the outstanding Series B Preferred Stock or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series B Preferred Stock, so as to be and continue to be available therefor, the holders of the outstanding Series B Preferred Stock shall be entitled to no further participation in such distribution of the assets of the Corporation.

                           (ii) In the event,  after  payment or  provision  for
payment of the debts and other liabilities of the Corporation, the remaining net assets of the Corporation are not sufficient to pay, in full, the holders of Series B Preferred Stock, then the remaining net assets of the Corporation shall be divided among and paid to the holders of the Series B Preferred Stock according to their respective shares.

                  (b) Share of Profits. The holders of the Series B Preferred Stock shall be entitled to share in the profits of the Corporation's home improvement division pursuant to the agreements entered into by the holders of the Series B Preferred Stock with the Corporation.

         4. The foregoing amendments were authorized in the following manner: by the unanimous written consent of the board of directors and the unanimous written consent of the Series A Preferred Stockholders.

         IN WITNESS WHEREOF, we have signed this certificate on the 21st day of November 2000 and we affirm the statements contained therein as true under penalties of perjury.

                                                      /s/ Ira Silverman
                                                      -------------------------
                                                      Ira Silverman
                                                      President

                                                      /s/ Daniel Silverman
                                                      -------------------------
                                                      Daniel Silverman
                                                      Secretary